Exhibit 5.1

August 20, 2025

Sylmar, California 91342-1093
Tutor Perini Corporation
15901 Olden Street

Re: Registration Statement on Form S-8: 2,000,000 shares of common stock, $1.00 par value per share, of Tutor Perini Corporation
To the addressee set forth above:
We have acted as special counsel to Tutor Perini Corporation, a Massachusetts corporation (the “Company”), in connection with the registration by the Company of 2,000,000 shares of common stock, $1.00 par value per share (the “Shares”), to be issued pursuant to the Company’s amended and restated Tutor Perini Corporation Omnibus Incentive Plan (the “Plan”). The Shares are included in a registration statement on Form S–8 under the Securities Act of 1933, as amended (the “Act”), which is expected to be filed with the Securities and Exchange Commission (the “Commission”) on August 20, 2025 (the “Registration Statement”). This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or any related prospectus, other than as expressly stated herein with respect to the issue of the Shares.

August 20, 2025 Page 2
As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have relied upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters. We are opining herein as to the Massachusetts Business Corporation Act (i.e., Chapter 156D of the General Laws of the Commonwealth of Massachusetts) (the “Corporation Act”), and we express no opinion with respect to any other laws.
Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof, when the Shares shall have been duly registered on the books of the transfer agent and registrar therefor in the name or on behalf of the recipients thereof, and have been issued by the Company for legal consideration in excess of par value in the circumstances contemplated by the Plan, assuming in each case that the individual grants or awards under the Plan are duly authorized by all necessary corporate action and duly granted or awarded and exercised in accordance with the requirements of law and the Plan (and the agreements and awards duly adopted thereunder and in accordance therewith), the issue and sale of the Shares will have been duly authorized by all necessary corporate action of the Company, and the Shares will be validly issued, fully paid and nonassessable. In rendering the foregoing opinion, we have assumed that the Company will comply with all applicable notice and statement of information requirements regarding uncertificated shares provided in the Plan and the Corporation Act, as applicable.
This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act. We consent to your filing this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Sincerely,

/s/ Latham & Watkins